Exhibit 99.1

p 952.392.1100
f 952.942.3361
www.virtualrad.com

5995 Opus Parkway, Suite 200
VIRTUAL RADIOLOGIC™	Minneapolis, MN 55343

NEWS RELEASE

Contacts

Mollie O’Brien | Investors & Media

(952) 595-1196

Virtual Radiologic Announces Appointment of New Board Member

MINNEAPOLIS, Minn., November 17 2008 – Virtual Radiologic Corp. (NASDAQ: VRAD), a leading global provider of teleradiology services, today announced the appointment of Kevin H. Roche to the Company’s Board of Directors, effective November 14, 2008.  Roche’s appointment increases Virtual Radiologic’s Board of Directors to nine members.

Roche’s extensive background in the healthcare industry includes more than 25 years in legal, strategic advisory and executive operating roles.  Roche is currently a managing partner at Vita Advisors, a mergers and acquisition advisory firm focused solely on the healthcare industry.

Previously, Roche spent 14 years with UnitedHealth Group, serving as General Counsel before becoming the CEO of the Ingenix division.  Under his leadership, Ingenix’s revenue grew from less than $50 million to over $400 million.  Prior to UnitedHealth, he held senior executive and legal positions with Partners National Health Plans and American Medcenters Inc.

“Kevin’s extensive legal, consulting and strategic advisory experience in the healthcare sector will complement the Board’s range of talent,” said Sean Casey, chairman and chief executive officer of Virtual Radiologic. “We welcome him to the Board and believe he will be a valuable addition as we pursue our strategic objectives.”

Roche earned his law degree from the University of Minnesota Law School and holds a master’s degree in business administration from the University of Minnesota’s Carlson School of Business.

About Virtual Radiologic

Virtual Radiologic Corporation (www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States and internationally.  Utilizing market-leading, proprietary workflow technology, Virtual Radiologic physicians perform preliminary and final read interpretations for emergent and non-emergent needs – day or night, 365 days a year.  Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states.  Virtual Radiologic is Joint Commission-certified and serves over 600 clients supporting more than 975 medical facilities.

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